SPECIAL MEETING OF SHAREHOLDERS

Proxy Voting Results
The Special Meeting of Shareholders of the INVESCO MidCap Growth
Fund of North American Funds Variable Product Series II was held on October 20, 2000. Shareholders of the Fund voted on proposals to approve: (i) approve a new investment advisory agreement between The Variable Annuity Life Insurance Company and the Fund with increased advisory fees; (ii) to approve an amendment to the fundamental investment restriction regarding the diversification policy of the Fund; and (iii) to approve an amendment to the fundamental investment restriction regarding the borrowing policy of the Fund. The results of the proposals voted on by shareholders of the Fund were as follows:

Approval of a new investment advisory agreement between The Variable Annuity Life Insurance Company and the Fund, with increased advisory fees.
	For     567,711
	Against 2,951
	Abstain 1,545
	Total Shares Voted      572,207

Approval of an amendment to the fundamental investment restriction regarding the diversification policy of the Fund.
	For     568,827
	Against 1,903
	Abstain 1,476
	Total Shares Voted      572,207

Approval of an amendment to the fundamental investment restriction regarding the borrowing policy of the Fund.
	For     567,305
	Against 2,708
	Abstain 2,193
	Total Shares Voted      572,207